ONE PENN PLAZA LLC
c/o Vornado Office Management LLC 888 Seventh Avenue
New York, New York 10019

As of April 16, 2020
IVERIC BIO, INC.
One Penn Plaza
New York, NY 10119

Re:
Lease, dated as of September 30, 2007 (as amended, the "Lease"), between One Penn Plaza LLC ("Landlord") and Iveric Bio, Inc. f/k/a Ophthotech Corporation ("Tenant"), for the premises located on a portion of the thirty-fifth (35th) floor (the "Premises") of the building known by the street address One Penn Plaza, New York, New York

Gentlemen:

Reference is made to the Lease. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Lease.

In consideration of the mutual covenants and conditions set forth in the Lease, Landlord and Tenant hereby agree as follows:

1.
The Term is hereby extended on all of the same terms and conditions set forth in the Lease, as hereinafter modified, so that the Term shall expire at 11:59 PM on December 31, 2020 (the "Renewal Expiration Date"), unless it shall sooner expire pursuant to any of the terms, covenants or conditions set forth in the Lease, as amended by this letter agreement, or pursuant to applicable law. Accordingly, the Renewal Expiration Date shall be deemed to be the Fixed Expiration Date for all purposes of the Lease, as amended by this letter agreement.

2.
Tenant acknowledges that Landlord has made no representations to Tenant with respect to the condition of the Premises. Tenant acknowledges that it is currently occupying the Premises and agrees to take the same "as is" in the condition existing on the date hereof and that, notwithstanding anything to the contrary contained in the Lease, as amended by this letter agreement, Landlord shall have no obligation to perform any work, provide any work allowance or rent credit, alter, improve, decorate, or otherwise prepare the Premises for Tenant's continued occupancy.

4.
Tenant represents and warrants to Landlord that it has not dealt with any broker, finder or like agent in connection with this letter agreement other than CBRE, Inc. ("Broker"). Tenant does hereby indemnify and hold Landlord harmless of and from any and all loss, costs, damage or expense (including, without limitation, attorneys' fees and disbursements) incurred by Landlord by reason of any claim of or liability to any broker, finder or like agent (including, without limitation, Broker) who shall claim to have dealt with Tenant in connection herewith. The provisions of this Paragraph 3 shall survive the expiration or termination of the Lease, as amended by this letter agreement.

5.	Except as modified by this letter agreement, the Lease is hereby ratified and confirmed.

6.	This letter agreement may be signed in counterparts each of which when taken together shall constitute but one original.

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Kindly indicate Tenant's acceptance of the terms of this letter agreement by signing in the space provided below and returning one copy to the attention of Jared Silverman at jsilverman@vno.com.

Sincerely,

ONE PENN PLAZA LLC, Landlord

By: Vornado Realty L.P., as managing member

By: Vornado Realty Trust, its general partner

By: __/s/ David Greenbaum________________
            David R. Greenbaum
Vice Chairman

ACCEPTED AND AGREED:

IVERIC bio, INC., Tenant

By: _/s/ David Carroll_______________
Name: David F. Carroll
Title: Senior Vice President, Chief Financial Officer